CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 28, 2018, relating to the financial statements and financial highlights of RiverPark Funds Trust, comprising RiverPark Large Growth Fund, RiverPark/Wedgewood Fund, RiverPark Short Term High Yield Fund, RiverPark Long/Short Opportunity Fund, and RiverPark Strategic Income Fund, for the year ended September 30, 2018, and of our report dated November 28, 2018, relating to the financial statements and financial highlights of the RiverPark Floating Rate CMBS Fund, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

January 25, 2019